Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
C. Allan Ducker, III
Chief Executive Officer
CommunitySouth Bank & Trust
864-306-2540
aducker@csbat.com

CommunitySouth Announced Strong Earnings Growth
for First Quarter 2008

Easley, SC -- April 29, 2008 -- CommunitySouth Financial Corporation (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, serving the Upstate of South Carolina, today announced that net income for the quarter ended March 31, 2008 was $341,491 or $0.07 per diluted share, compared to net income of $208,372, or $0.04 per diluted share, for the previous year first quarter, an increase of 63.89%.

Highlights for the first quarter of 2008 include the following:

•	Total assets ended the quarter at $382.3 million, an increase of 1.18% for the quarter.
•	Total loans grew 2.22% for the quarter to $309.7 million.
•

For the quarter, total deposits declined by 5.28% to $310.4 million. The decline in total deposits was due primarily to run-off experienced in the certificate of deposit portfolio, resulting from competitive pricing in the local market.

•

Net interest income increased approximately $446,000, or 20.74%, over the same period in the prior year. This increase in net interest income was a result of continued loan growth over the past twelve months.

•	Loan yields decreased to 7.21% in the first quarter of 2008 from 8.12% in the first quarter of 2007, while borrowing costs decreased to 4.53% from 4.76% for the same period.
•	Net interest margin for the quarter ended March 31, 2008 was 2.81%, compared to 3.44% for the same period in the prior year. This decrease was due mainly to the recent decreases in the prime rate.
•	Non-interest income increased approximately $25,000, or 7.27%, over the same period in the prior year. The increase in non-interest income was a result of increased deposit and related fees.
•

Non-interest expenses totaled approximately $2.3 million for the first quarter of 2008, a 29.46% increase when compared to non-interest expenses for the first quarter of previous year. This increase in non-interest expense is reflective of the Company’s investment in additional branches and personnel, which have produced additional revenues and provided the infrastructure to support the Bank’s growth and expansion plans. This is also reflected in the Company’s efficiency ratio, which for the quarter ended March 31, 2008, was 78.10%, compared to 71.72% for the same quarter in the previous year.

•	Annualized return on average assets was 0.36% for the first quarter of 2008, compared to a return of 0.32% for the same period one year ago.
•	Annualized return on average shareholders’ equity was 4.31% for the quarter ended March 31, 2008, compared to a return of 2.80% for the same quarter in the prior year.

CommunitySouth’s performance has been extremely strong compared to peer banks. According to fourth quarter 2007 data, the latest information supplied by SNL Financial, the leading financial information provider for the financial services industry, CommunitySouth ranked fourth in asset size and fourth in LTM annual income among the 23 east coast banks that opened in 2005.

“We are very pleased to be able to report significant earnings growth for the quarter”, said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “Although our earnings have continued to grow, we have been impacted by the headwinds experienced by the financial services industry. In particular, our net interest margin continued to erode due mainly to the recent reductions in the fed funds rate. On a positive note, our asset quality remained extremely strong due to tightened credit underwriting standards, especially in the areas of real estate development and speculative construction loans. These tightened credit standards along with the fact that we have stuck to our guns on commercial loan pricing were the primary contributors to our flat growth for the quarter. For the remainder of the year our focus will be on maintaining sound asset quality and lowering our overall funding costs, primarily through increasing core deposits.”

CommunitySouth’s stock is quoted on the Over the Counter Bulletin Board under the symbol CBSO .

About CommunitySouth Bank & Trust:

CommunitySouth Bank & Trust (OTCBB: CBSO) commenced operations in the Upstate of South Carolina on January 18, 2005. After completing what was at the time the largest initial public offering ever to fund a South Carolina-based bank, the Company capitalized with $30 million and has since grown assets to over $382 million. In operation for over three years, CommunitySouth is one of the fastest growing and most profitable de novo banks compared to peer banks that also opened during 2005.

CommunitySouth is headquartered in Easley, South Carolina and currently operates full-service offices in Greenville, Spartanburg, Anderson, Greer, Mauldin, and Easley. The Company also operates investment, insurance and mortgage divisions.

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, free online banking and bill pay, nationwide free ATMs, free business courier service, remote deposit service, courtesy overdraft coverage, and more.

For additional information, please call us at 864-306-2540, toll-free at 866-421-CSBT, or visit www.communitysouthbankandtrust.com .

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Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future profitability, growth, plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Consolidated Financial Data

Our summary consolidated financial data as of and for the three months ended March 31, 2008 and 2007 have not been audited but, in the opinion of our management, contain all adjustments necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months ended March 31,
	2008	2007
(In thousands, except per share dollar amounts)
Summary Results of Operations Data:
Interest income - loans	$5,518	$4,605
Interest income - investments	731	310

Total interest income	6,249	4,915
Interest expense - deposits	3,653	2,765

Net interest income	2,596	2,150
Provision for loan losses	125	362

Net interest income after provision for loan losses	2,471	1,788
Non-interest income	369	344
Non-interest expense	2,316	1,789

Income before taxes	524	343
Income tax expense	183	135

Net income	$341	$208

Weighted Average Number of Shares Outstanding:
Basic	4,699	4,698
Diluted	4,911	5,216

Per Share Data:
Net income, basic	$0.07	$0.04
Net income, diluted	$0.07	$0.04
Book value	$6.79	$6.37

Summary Balance Sheet Data:
Total assets	$382,344	$284,472
Average earning assets	369,929	253,666
Investment securities (1)	54,182	100
Other investments (1)	905	271
Total loans (2)	309,670	244,393
Allowance for loan losses	4,289	3,438
Total deposits	310,372	252,696
Shareholders' equity	31,916	29,913

Performance Ratios:
Return on average assets (3)	0.36%	0.32%
Return on average equity (3)	4.31%	2.80%
Net interest margin (4)	2.81%	3.44%
Efficiency ratio (5)	78.11%	71.73%

Bank Capital Ratios:
Total risk-based capital ratio	10.35%	11.56%
Tier 1 risk-based capital ratio	9.11%	10.31%
Leverage ratio	8.20%	10.48%

Growth Ratios since March 31, 2007:
Percentage change in total assets	34.40%
Percentage change in loans, gross	26.71%
Percentage change in total deposits	22.82%
Percentage change in shareholders' equity	6.70%

Other Data as of March 31, 2008:
Allowance for loan losses to total loans	1.39%
Total loans to total deposits ratio	99.77%

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      (1)    Marketable securities are stated at fair value. Non-marketable securities are stated at cost.

      (2)    Loans are stated at gross amounts before allowance for loan losses.

      (3)    The three month period return is annualized and then divided by the average total assets or equity for the three month period.

      (4)    The net interest margin is annualized for the three month period.

      (5)    Computed by dividing non-interest expense by the sum of net interest income and non-interest income.